EXHIBIT 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE
	Contact: MDC GROUP Investor Relations: David Castaneda 414.351.9758	Media Relations: Susan Roush 747.222.7012

LILIS ENERGY CLOSES $7.5 MILLION PRIVATE PLACEMENT OF EQUITY

Proceeds Dedicated to Initial Phases of Horizontal Well Drilling Program in the Company’s Two Key Wattenberg Prospects

JANUARY 22, 2014 – Denver, CO – Lilis Energy, Inc. (NASDAQ: LLEX), an oil and gas exploration and production company focused on development in the Wattenberg field and surrounding areas of the Denver-Julesburg (DJ) Basin where it holds 110,000 net acres, announced today that it has closed on a $7.5 million financing in the form of a private placement of restricted units, with each unit consisting of one share of its common stock and one common stock purchase warrant (the “Offering”). The Company sold 3,750,000 units at a price of $2.00 per unit. Each warrant has an exercise price of $2.50 per share and is exercisable beginning six months from the issuance date, for a period of three years. The units have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Subject to shareholder approval, $1.425 million of the Offering will include members of the Company’s Officers and Board of Directors. The Company intends to use the proceeds from this financing to fund its Wattenberg drilling program, and for working capital and general corporate purposes.

“The confidence and commitment exemplified by our shareholders, directors and management, who are participating in this financing is especially gratifying,” said Avi Mirman, President. “This financing provides Lilis Energy with the capital required to complete the initial development phases on both of its key Wattenberg prospects that will target the horizontal development of the Niobrara and Codell formations.”

Mirman added: “Our immediate plans include the drilling of five horizontal wells in our North and South Wattenberg Prospects. Full development of both of these prospects will require the drilling and development of up to 18 horizontal wells.”

T.R. Winston & Company, LLC acted as the exclusive placement agent for the Offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the units, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 125,000 gross, 110,000 net acres. Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please visit lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding the Company's expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected investments, production and revenue, and (3) the Company's growth plans potential of its properties. These statements are qualified by important factors that could cause the Company's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company's ability to finance its continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company's reports and registration statements filed with the SEC.